Exhibit 99.2
PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	August 1, 2021	May 2, 2021	August 2, 2020	August 1, 2021	August 2, 2020

Revenue	$170,643	$159,763	$157,895	$482,473	$460,405

Cost of goods sold	125,318	120,514	120,161	367,370	357,636

Gross Profit	45,325	39,249	37,734	115,103	102,769

Operating Expenses:

Selling, general and administrative	15,083	14,067	13,306	43,203	40,792

Research and development	5,305	4,375	4,492	14,390	13,034

Total Operating Expenses	20,388	18,442	17,798	57,593	53,826

Other operating income, net	3,525	-	-	3,525	-

Operating Income	28,462	20,807	19,936	61,035	48,943

Other non-operating income (expense), net	3,735	(772)	(2,135)	3,643	610

Income Before Income Tax Provision	32,197	20,035	17,801	64,678	49,553

Income tax provision	7,842	3,714	4,937	14,493	17,789

Net Income	24,355	16,321	12,864	50,185	31,764

Net income attributable to noncontrolling interests	7,279	5,795	2,088	14,547	4,404

Net income attributable to Photronics, Inc. shareholders	$17,076	$10,526	$10,776	$35,638	$27,360

Earnings per share:

Basic	$0.28	$0.17	$0.17	$0.58	$0.42

Diluted	$0.28	$0.17	$0.17	$0.57	$0.42

Weighted-average number of common shares outstanding:

Basic	60,884	62,054	64,780	61,804	65,090

Diluted	61,515	62,568	65,247	62,362	65,704